Exhibit 99.1

PRESS RELEASE DATED April 22, 2004

For Immediate Release
FOR FURTHER INFORMATION CONTACT:
MICHAEL SCHRADLE
CHIEF FINANCIAL OFFICER
MICRO LINEAR CORPORATION
2050 CONCOURSE DRIVE
SAN JOSE, CA 95131
(408) 433-5200

Micro Linear Announces First Quarter 2004 Financial Results

SAN JOSE, California, April 22, 2004 — Micro Linear Corporation (NASDAQ: MLIN) announced today its financial results for the first quarter ended March 31, 2004.

Net revenue for the first quarter of 2004 was $3.8 million compared to $3.8 million for the fourth quarter of 2003, and $4.7 million for the comparable first quarter of 2003.

Gross margin for the first quarter of 2004 was $1.7 million compared to $2.0 million in the fourth quarter of 2003 and $2.5 million for the first quarter of 2003. The Company reported a net loss for the first quarter of 2004 of $2.7 million, or $0.22 per share compared to a net loss of $2.0 million, or $0.16 per share in the fourth quarter of 2003, and $2.6 million loss, or $0.22 per share reported in the first quarter of 2003. Gross margin and net loss for the first quarter of 2004 was impacted by manufacturing costs and engineering expenses incurred in preparation for the release and sale of new products.

Cash and short-term investments totaled $15.2 million at March 31, 2004, compared to $17.7 million at December 31, 2003, and $21.8 million at March 31, 2003.

“At the end of the first quarter of 2004, we began production shipments of our new ML5800, which we believe is the world’s first fully integrated 5.8 GHz, 1.5MBPS transceiver. We also announced the promising ML5824 Transverter and the ML5803 Power Amplifier, an introduction of 3 new products so far in 2004,” said Timothy A. Richardson, Micro Linear’s President and CEO. “These new product introductions are a confirmation that the Company’s major restructuring, which was begun a little over one year ago, is allowing us to successfully deliver on our commitment to provide exciting new wireless products to an expanding number of customers and markets ,” he added.

A conference call to provide expanded comments on this earnings release and other operational issues will be held today at 2:00p.m. PST .To participate in the conference call; please dial 1-866-297-6315 (North America) or 1-847-944-7311 (International) prior to 2:00 p.m. PST.

A recording of the call will be available after 4:00p.m. April 22, 2004 through May 5, 2004 via the following numbers:

     North American access phone number: 1-877-213-9653, pass code 8810050 International access phone number: 1-630-652-3041 pass code 8810050

About Micro Linear Corporation:

Micro Linear Corporation is a fabless semiconductor company specializing in wireless integrated circuit solutions, which enable a variety of wireless products serving a global market. These transceivers can be used in many streaming wireless applications such as cordless phones, wireless speakers and headphones, security cameras, game controllers, cordless headsets and other personal electronic appliances. Headquartered in San Jose, California, Micro Linear’s products are available through its authorized representatives and distributors worldwide. www.microlinear.com

     Except for the historical information contained herein, the statements in this press release, including, but not limited to, statements regarding the Company’s product introductions and ability to provide new wireless products to an expanding number of customers and products, are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the risks associated with the cyclical nature of the semiconductor industry; changes in the average selling prices of the Company’s products; the level of product orders; the ability of customers to cancel, delay or otherwise change orders without significant penalty; new product announcements or introductions by competitors; the market’s acceptance of the Company’s products; and other factors that may cause the Company’s business or operating results to fluctuate in the future. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003. Statements included in this release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update information contained in this release.

MICRO LINEAR CORPORATION
CONSOLIDATED BALANCE SHEETS
UNAUDITED
(IN THOUSANDS)

	MAR 31	DEC 31
	2004	2003

ASSETS
CURRENT ASSETS
CASH AND SHORT-TERM INVESTMENTS	$15,229	$17,669
ACCOUNTS RECEIVABLE, net	974	937
INVENTORIES	3,328	2,383
OTHER CURRENT ASSETS	528	563

TOTAL CURRENT ASSETS	20,059	21,552
PROPERTY, PLANT & EQUIPMENT, NET	5,905	5,860
OTHER ASSETS	26	26

TOTAL ASSETS	$25,990	$27,438

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
ACCOUNTS PAYABLE	$3,957	$2,683
ACCRUED LIABILITIES	2,266	2,603
CURRENT PORTION OF LONG-TERM DEBT	1,971	2,040

TOTAL CURRENT LIABILITIES	8,194	7,326

STOCKHOLDERS’ EQUITY
COMMON STOCK	15	15
ADDITIONAL PAID-IN CAPITAL	60,583	60,583
ACCUMULATED OTHER COMPREHENSIVE INCOME	3	2
ACCUMULATED DEFICIT	(22,975)	(20,255)
TREASURY STOCK	(20,233)	(20,233)

TOTAL STOCKHOLDERS’ EQUITY	17,976	20,112

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$25,990	$27,438

MICRO LINEAR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
UNAUDITED

	THREE MONTHS ENDED

	Mar 31, 2004	Mar 31, 2003

NET REVENUES	$3,840	$4,692
COST OF REVENUES	2,093	2,204

GROSS MARGIN	1,747	2,488
OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	2,641	2,920
SELLING, GENERAL AND ADMINISTRATIVE	1,846	2,224

TOTAL OPERATING EXPENSES	4,487	5,144
LOSS FROM OPERATIONS	(2,740)	(2,656)
INTEREST AND OTHER INCOME	62	95
INTEREST AND OTHER EXPENSE	(38)	(59)

LOSS BEFORE INCOME TAXES	(2,716)	(2,620)

PROVISION FOR INCOME TAXES	4	27

NET LOSS	(2,720)	(2,647)

NET LOSS PER SHARE:
BASIC LOSS PER SHARE:
NET LOSS PER SHARE	$(0.22)	$(0.22)

NUMBER OF SHARES USED IN PER SHARE COMPUTATION	12,334	12,195

DILUTED LOSS PER SHARE:
NET LOSS PER SHARE	$(0.22)	$(0.22)

NUMBER OF SHARES USED IN PER SHARE COMPUTATION	12,334	12,195

SOURCE: Micro Linear Corporation